UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2009

RenaissanceRe Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-14428	98-014-1974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Renaissance House 8-20 East Broadway, Pembroke Bermuda	HM 19
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (441) 295-4513

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

During its regular quarterly meeting in February 2009, the Compensation and Corporate Governance Committee (the “Committee”) of the Board of Directors of RenaissanceRe Holdings Ltd. (the “Company”) completed its annual performance and compensation review of the Company’s executive officers.

In connection with this review, the Committee took certain actions to facilitate the continuation of the Company’s leadership in light of the Company’s growth plans and long-term strategy and to further align the interests of members of management with the interests of the Company’s shareholders. Among the compensation and related actions taken, the Committee approved an amendment and restatement of the employment agreement between the Company and its Chief Executive Officer, Neill A. Currie (the “Agreement”), which became effective on February 19, 2009. Mr. Currie’s new employment agreement contains specific features that the Committee views favorably, including performance-based vesting on certain of his equity incentives and retirement features that are intended to continue to incentivize Mr. Currie during his period of continued service to the Company. Other than with respect to Mr. Currie, no other executive officer’s employment agreement was amended.

The Agreement generally provides for a base salary of not less than $1,000,000 and a target annual cash bonus of 165% of base salary. The severance provisions applicable upon certain qualifying terminations of employment remain substantially the same as in Mr. Currie’s prior agreement, except that the period during which Mr. Currie may exercise his outstanding stock options may be extended for up to five years following the date of termination, based upon the applicable circumstance of termination. In addition, the Agreement provides for lapsing, at the time Mr. Currie becomes retirement eligible (i.e., the date on which the sum of Mr. Currie’s age and total years of service with the Company equals 65), of service-based vesting conditions applicable to restricted stock and restricted stock unit awards (other than the special equity grant discussed below) then held by Mr. Currie for at least one year, provided that, other than to satisfy tax obligations relating to such vesting, Mr. Currie will generally remain restricted from selling or otherwise transferring any such awards (or shares underlying such awards) until the date on which they would have vested based on his continued service. Any unvested stock options that Mr. Currie has held for at least one year upon his retirement will continue to vest in the ordinary course as if Mr. Currie remained employed through the applicable vesting period. The Agreement also provides for substantially the same covenants relating to Mr. Currie’s post-termination activities as is provided in his prior agreement, and imposes an incentive compensation clawback provision on Mr. Currie that exceeds the requirements set forth under Sarbanes-Oxley.

In addition, in connection with entering into the Agreement, and as an incentive to continue providing services beyond the expiration date of his prior employment agreement, on or about February 22, 2010, subject to his continued employment through such date, Mr. Currie will be granted a special equity award with cliff-vesting features based on both continued service as well as the attainment of certain performance conditions.

The period for the service- and performance-based vesting components of the special equity award will, with respect to one-third of the restricted shares, continue through February 22, 2012, and will, with respect to the remaining two-thirds, continue through February 22, 2014. The Committee will, prior to the date of grant, with input from Mr. Currie but in its sole discretion, establish as vesting conditions certain performance goals that must be satisfied by the end of the applicable period for purposes of vesting in the special equity award. As to each tranche of restricted shares, and subject to the service requirements described above, one-third of the restricted shares will vest upon attainment of the minimum conditions, two-thirds will vest upon attainment of the target conditions, and full vesting will occur upon attainment of the maximum conditions. The target value of the award as determined by the Committee is $6,000,000 (to be calculated at the date of grant pursuant to the Company’s consistently applied methodology). To accommodate the potential attainment of the maximum conditions, the Company will issue unvested stock to Mr. Currie on the date of grant having an aggregate value of $9,750,000. If less than the maximum conditions are attained, a proportionate number of shares will not vest and will be forfeited. No vesting will occur upon failure to attain at least the minimum performance conditions. In the event of a change in control of the Company, Mr. Currie will vest in not less than two-thirds of the restricted shares. Mr. Currie will not receive any dividends or dividend equivalent payments on the unvested portion of this performance-based share grant.

Item 7.01	Regulation FD Disclosure.

On February 23, 2009, the Company issued a press release, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01 of this Current Report on Form 8-K, including the information set forth in Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are filed as part of this report:

Exhibit #	Description
10.1	Further Amended and Restated Employment Agreement with Neill A. Currie

99.1	Press Release, dated February 23, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENAISSANCERE HOLDINGS LTD.

Date: February 25, 2009	By:	/s/ Stephen H. Weinstein
	Name:	Stephen H. Weinstein
	Title:	General Counsel, Corporate Secretary & Chief Compliance Officer

INDEX TO EXHIBITS

Exhibit #	Description
10.1	Further Amended and Restated Employment Agreement with Neill A. Currie

99.1	Press Release, dated February 23, 2009